EXHIBIT 99.1

Flushing Financial Corporation Reports an 11% Increase in Third Quarter 2015 Core Net Income to $0.40 Per Diluted Common Share

Third Quarter 2015

  Core diluted earnings per common share, a non-GAAP measure, were $0.40, an increase of $0.04, or 11.1%, from the trailing quarter.
  Core return on average assets and core return on average equity, both non-GAAP measures, increased to 0.9% and 10.0%, respectively, from 0.8% and 9.1% in the trailing quarter, respectively.
  GAAP diluted earnings per common share were $0.38, a decrease of $0.13, or 25.5%, from the trailing quarter.
  GAAP return on average assets and GAAP return on average equity decreased to 0.8% and 9.5%, respectively, from 1.1% and 12.7%, respectively, for the trailing quarter.
  Record loan originations and purchases totaling $334.5 million for the three months ended September 30, 2015.
  Loan portfolio grew $169.9 million, an annualized rate of 17.0%, in the three months ended September 30, 2015.
  Loan pipeline remained strong at $381.9 million at September 30, 2015.
  The net interest margin was 3.05% for the three months ended September 30, 2015, an increase of two basis points from the trailing quarter.
  Record net interest income of $39.3 million for the three months ended September 30, 2015.
  Net recoveries for the three months ended September 30, 2015 were $0.3 million.
  The provision for loan losses was a benefit of $0.4 million for the three months ended September 30, 2015, compared to a benefit of $0.5 million and $0.6 million recorded for the three months ended June 30, 2015 and September 30, 2014, respectively.
  Opened our 19th full-service branch at 99 Park Ave in Manhattan, NY, which uses the Universal Banking Model.

UNIONDALE, N.Y., Oct. 27, 2015 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and nine months ended September 30, 2015.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another quarter of strong earnings due to record loan originations and purchases, and continued improvements in credit quality and deposit growth. During the quarter, we opened our second branch in Manhattan, NY, utilizing the Universal Banking Model, which we expect to reduce future branch operating costs. The record loan originations and purchases this quarter allowed us to grow net interest income.

"Core diluted earnings per common share were $0.40 for the third quarter of 2015, which was an increase of $0.04 from the trailing quarter. The net interest margin increased by two basis points while the loan portfolio grew by $169.9 million and resulted in record net interest income of $39.3 million for the quarter ended September 30, 2015.

"During the current quarter, loan originations and purchases totaled $334.5 million, 88.4% of which were multi-family residential, commercial real estate and commercial business loans. We continued our focus on the origination of commercial real estate loans due to the higher yields and commercial business loans due to the adjustable rates. We are positioning the balance sheet to hold a larger percentage of assets which will re-price when the Federal Reserve increases rates. This quarter we purchased $65.1 million and $20.0 million in commercial real estate mortgages and multi-family real estate mortgages, respectively. The weighted average yield on loan originations and purchases were 3.56%, 3.79% and 3.36% for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively. The loan pipeline remains strong totaling $381.9 million at September 30, 2015, and has increased during the current month.

"Credit quality continued to improve as non-accrual loans decreased $1.2 million, or 4.2%, to $26.3 million at September 30, 2015 from $27.5 million at June 30, 2015. This represents the lowest level of non-accrual loans since September 2008. Classified assets decreased by $0.5 million, or 1.0%, to $45.2 million at September 30, 2015 from $45.7 million at June 30, 2015. Classified loans are now at their lowest level since December 2008. We recorded our seventh consecutive quarterly benefit for loan losses, which totaled $0.4 million for the quarter ended September 30, 2015, due to the decreases in non-accrual and classified loans along with the net recoveries realized in the quarter of $0.3 million. We continued our practice of obtaining updated appraisals and recorded charge-offs based on these current values. The process has ensured that we have kept pace with changing values in the real estate market. The current average loan-to-value for non-performing loans collateralized by real estate was 44.6% at September 30, 2015.

"Our net interest margin for the third quarter of 2015 was 3.05%, an increase of two basis points from the second quarter of 2015. Net interest income increased $1.2 million during the three months ended September 30, 2015 to $39.3 million, compared to the second quarter of 2015 due to the increase in interest-earning assets. The increase in net interest income was affected in the third quarter of 2015 by elevated levels of prepayment penalty income and interest recovered from non-accrual loans. Absent these two items, the net interest margin would have decreased by five basis points to 2.85% for the third quarter of 2015 from 2.90% for the second quarter of 2015.

"During the third quarter of 2015, non-interest expense decreased $0.5 million to $23.7 million compared to $24.2 million in the trailing quarter. The trailing quarter included a write-down of $0.8 million on one other real estate owned ("OREO") property to reduce the carrying value to its net realizable value and the expenses related to the move to our new headquarters totaling $0.4 million. Adjusting the trailing quarter for these two items, non-interest expense increased by $0.7 million for the quarter ended September 30, 2015, as compared to the trailing quarter. The adjusted increase in non-interest expense was primarily due to increased professional services totaling $0.6 million for enhancing our compliance program."

September 30, 2015, the Bank was considered to be well-capitalized under all regulatory requirements, with Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios of 9.02%, 12.86%, 12.86% and 13.47%, respectively. The Company also is subject to the same regulatory requirements. At September 30, 2015, the Company's capital ratios for Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios were 8.93%, 12.01%, 12.74% and 13.34%, respectively.

Core earnings, is a non-GAAP measure, that excludes the effects of net gains from sale of buildings, net gains and losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings. Core earnings were $11.6 million for the three months ended September 30, 2015, an increase of $0.1 million, or 1.0%, from $11.5 million in the comparable prior year period. Core diluted earnings per common share were $0.40 for the three months ended September 30, 2015, an increase of $0.02, or 5.3%, from the comparable prior year period.

Core earnings were $31.3 million for the nine months ended September 30, 2015, a decrease of $2.8 million, or 8.1%, from $34.0 million in the comparable prior year period. Core diluted earnings per common share were $1.07 for the nine months ended September 30, 2015, a decrease of $0.07, or 6.1%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."

Earnings Summary - Three Months Ended September 30, 2015

Net income for the three months ended September 30, 2015 was $11.0 million, a decrease of $0.2 million, or 1.7%, compared to $11.2 million for the three months ended September 30, 2014. Diluted earnings per common share were $0.38 for the three months ended September 30, 2015 and 2014.

Return on average equity decreased to 9.5% for the three months ended September 30, 2015 from 9.9% for the three months ended September 30, 2014. Return on average assets decreased to 0.8% for the three months ended September 30, 2015 from 0.9% for the three months ended September 30, 2014.

For the three months ended September 30, 2015, net interest income was $39.3 million, an increase of $7.4 million, or 23.0%, from $32.0 million for the three months ended September 30, 2014. The increase in net interest income was due to the growth of net interest-earning assets, an increase in prepayment penalty income and the absence of a $5.2 million prepayment penalty recorded on borrowings in the comparable 2014 period as a result of a balance sheet deleveraging.

Excluding the $5.2 million prepayment penalty on borrowings during the three months ended September 30, 2014, net interest income would have increased by $2.2 million, or 5.8%, for the quarter ended September 30, 2015. Average interest-earning assets increased $544.0 million to $5,151.0 million for the three months ended September 30, 2015 from $4,607.0 million for the comparable prior year period while the yield decreased 24 basis points to 4.03% for the quarter ended September 30, 2015 from 4.27% for the comparable prior year period. Absent the prepayment penalty on borrowings, the cost of interest-bearing liabilities would have decreased seven basis points to 1.09% for the three months ended September 30, 2015 as compared to 1.16% for the quarter ended September 30, 2014. The effects of the above on both the net interest spread and net interest margin was a decrease of 17 basis points to 2.94% and 3.05%, respectively, for the quarter ended September 30, 2015, compared to the quarter ended September 30, 2014. Included in net interest income for the three months ended September 30, 2015 and 2014 was prepayment penalty income from loans and securities totaling $2.2 million and $1.4 million, respectively, along with recovered interest from non-accrual loans totaling $0.4 million and $0.3 million, respectively. Without the prepayment penalty income, recovered interest and prepayment penalty on borrowings, the net interest margin for the three months ended September 30, 2015 would have been 2.85%, a decrease of 22 basis points, as compared to 3.07% for the three months ended September 30, 2014.

The decline in the yield on interest-earning assets of 24 basis points was primarily due to a 34 basis point reduction in the yield of the loan portfolio to 4.45% for the three months ended September 30, 2015 from 4.79% for the three months ended September 30, 2014, combined with an increase of $50.5 million in the average balance of lower yielding interest-earning deposits and federal funds sold to $76.5 million for the three months ended September 30, 2015 from $26.0 million in the comparable prior year period. The yield on interest-earning assets was positively impacted by an increase of $503.3 million in the average balance of the higher yielding total loans, net to $4,069.7 million for the three months ended September 30, 2015 from $3,566.4 million for the comparable prior year period. Additionally, the yield of the securities portfolio increased eight basis points to 2.64% for three months ended September 30, 2015, from 2.56% for the comparable prior year period. The 34 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, as compared to the existing portfolio, existing loans modifying to lower rates, and higher yielding loans prepaying. The eight basis point increase in the yield of the security portfolio was primarily due to prepayment penalty income of $0.2 million for the three months ended September 30, 2015, whereas no prepayment penalty income was received on securities in the comparable prior year period. Excluding prepayment penalty income from loans and securities, the yield on total loans, net, would have decreased 37 basis points to 4.25% for the three months ended September 30, 2015 from 4.62% for the three months ended September 30, 2014, while the yield on total securities was 2.56% for the three months ended September 30, 2015 and 2014.

Excluding the $5.2 million prepayment penalty on borrowings during the three months ended September 30, 2014, the seven basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 23 basis points and 16 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 26 basis points, 13 basis points, and three basis points in the cost of savings, money market and NOW accounts respectively, for the three months ended September 30, 2015 from the comparable prior year period. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, which allows us to invest these funds in higher yielding assets. The cost of NOW accounts increased primarily due to an increase in the rate we pay on our premium checking product. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $137.9 million and $132.8 million in the average balance of higher costing borrowed funds and certificates of deposit, respectively, during the three months ended September 30, 2015, which was partially offset by an increase of $219.3 million in the average balance of lower costing core deposits during the three months ended September 30, 2015 to $2,081.8 million from $1,862.5 million for the comparable prior year period.

The net interest margin for the three months ended September 30, 2015 was 3.05%, an increase of two basis points from 3.03% for the three months ended June 30, 2015. The yield on interest-earning assets increased four basis points during the three months ended September 30, 2015 to 4.03%, which was partially offset by an increase of three basis points in the cost of interest-bearing liabilities to 1.09% from the three months ended June 30, 2015. The yield on total loans increased two basis points to 4.45% for the three months ended September 30, 2015 from 4.43% for the three months ended June 30, 2015, while the yield on total securities increased 18 basis points to 2.64% for the three months ended September 30, 2015 from 2.46% for the three months ended June 30, 2015. The three months ended September 30, 2015 included $0.4 million in recovered interest collected from non-accrual loans compared to $0.1 million recorded during the three months ended June 30, 2015. Excluding the recovered interest collected from non-accrual loans, the net interest margin was 3.02% for the three months ended September 30, 2015 and June 30, 2015. Further excluding prepayment penalty income from loans and securities totaling $2.2 million and $1.5 million recorded during the three months ended September 30, 2015 and June 30, 2015, respectively, the net interest margin decreased five basis points to 2.85% for the three months ended September 30, 2015 from 2.90% for the three months ended June 30, 2015.

The benefit for loan losses for the three months ended September 30, 2015 was $0.4 million, a decrease of $0.2 million from a benefit of $0.6 million recorded during the comparable prior year period. The benefit recorded during the three months ended September 30, 2015 was primarily due to the continued improvement in credit conditions and an improvement in the impact of the qualitative factors used in the calculation of the allowance for loan losses. During the three months ended September 30, 2015, non-accrual loans decreased $1.2 million to $26.3 million from $27.5 million at June 30, 2015 and net recoveries totaled $0.3 million. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 44.6% at September 30, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $0.4 million for the three months ended September 30, 2015.

Non-interest income for the three months ended September 30, 2015 was $1.7 million, a decrease of $5.4 million, or 76.2%, from $7.1 million for the three months ended September 30, 2014. The decrease in non-interest income was primarily due to the $5.2 million net gain from the sale of mortgage-backed securities during the three months ended September 30, 2014, as part of our balance sheet deleveraging. Additionally, non-interest income decreased due to an increase of $0.6 million in net losses from fair value adjustments, partially offset by $0.3 million in net gains on sale of loans recorded during the three months ended September 30, 2015.

Non-interest expense was $23.7 million for the three months ended September 30, 2015, an increase of $2.3 million, or 10.6%, from $21.4 million for the three months ended September 30, 2014. The increase in non-interest expense was primarily due to increases of $0.8 million in other operating expense, $0.5 million in salaries and benefits, $0.4 million in occupancy and equipment, $0.3 million in professional services, $0.3 million in depreciation and amortization and $0.2 million in data processing expense. The increase in salaries and benefits was primarily due to increased staffing for technology, risk/compliance and retail departments. The increases in occupancy and equipment and depreciation and amortization were primarily due to the opening of two new branches along with the move to and consolidation of staff at our new larger corporate headquarters in 2015. The increase in professional services was primarily due to increased costs to enhance our compliance programs and advertising expense. These increases were partially offset by a decrease of $0.3 million in foreclosure expenses. The efficiency ratio increased to 56.2% for the three months ended September 30, 2015 from 54.1% for the three months ended September 30, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the three months ended September 30, 2015 was $6.7 million, a decrease of $0.4 million, or 5.7%, from $7.1 million for the comparable prior year period. The decrease was primarily due to a decrease of $0.6 million in income before income taxes and a reduction in the effective tax rate to 37.7% for the three months ended September 30, 2015 from 38.7% in the comparable prior year period. The decrease in the effective tax rate reflects the greater impact that preferential tax items had on the Company's tax liability during the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

Earnings Summary - Nine Months Ended September 30, 2015

Net income for the nine months ended September 30, 2015 was $34.6 million, an increase of $1.4 million, or 4.2%, compared to $33.2 million for the nine months ended September 30, 2014. Diluted earnings per common share were $1.18 for the nine months ended September 30, 2015, an increase of $0.07, or 6.3%, from $1.11 for the nine months ended September 30, 2014.

Return on average equity increased to 10.0% for the nine months ended September 30, 2015, from 9.9% for the nine months ended September 30, 2014. Return on average assets was 0.9% for the nine months ended September 30, 2015 and 2014.

For the nine months ended September 30, 2015, net interest income was $115.0 million, an increase of $9.7 million, or 9.2%, from $105.3 million for the nine months ended September 30, 2014. The increase in net interest income was due to the growth of net interest-earning assets, an increase in prepayment penalty income and the absence of a $5.2 million prepayment penalty recorded on borrowings in the comparable 2014 period as a result of a balance sheet deleveraging.

Excluding the $5.2 million prepayment penalty on borrowings during the nine months ended September 30, 2014, net interest income would have increased $4.5 million, or 4.1% to $115.0 million from $110.5 million for the nine months ended September 30, 2014. Average interest-earning assets increased $458.9 million to $5,016.5 million for the nine months ended September 30, 2015 from $4,557.7 million for the comparable prior year period while the yield decreased 30 basis points to 4.03% for the nine months ended September 30, 2015 from 4.33% for the comparable prior year period. Absent the prepayment penalty on borrowings, the cost of interest-bearing liabilities would have decreased 13 basis points to 1.08% for the nine months ended September 30, 2015 as compared to 1.21% for the nine months ended September 30, 2014. The effects of the above on both the net interest spread and net interest margin was a decrease of 17 basis points to 2.95% and 3.06%, respectively, for the nine months ended September 30, 2015. Included in net interest income for the nine months ended September 30, 2015 and 2014 was prepayment penalty income from loans and securities totaling $4.9 million and $4.1 million, respectively, along with recovered interest from non-accrual loans totaling $1.2 million and $1.0 million, respectively. Without the prepayment penalty income, recovered interest and prepayment penalty on borrowings, the net interest margin for the nine months ended September 30, 2015 would have been 2.89%, a decrease of 19 basis points, as compared to 3.08% for the nine months ended September 30, 2015.

The decline in the yield on interest-earning assets of 30 basis points was primarily due to a 40 basis point reduction in the yield of the loan portfolio to 4.47% for the nine months ended September 30, 2015 from 4.87% for the nine months ended September 30, 2014, combined with a 14 basis point decline in the yield on total securities to 2.52% for the nine months ended September 30, 2015 from 2.66% for the comparable prior year period. The yield on interest-earning assets was positively impacted by an increase of $485.4 million in the average balance of the higher yielding total loans, net to $3,967.2 million for the nine months ended September 30, 2015 from $3,481.8 million for the comparable prior year period and a decrease of $46.5 million in the average balance of the lower yielding total securities portfolio to $989.2 million for the nine months ended September 30, 2015 from $1,035.7 million for the comparable prior year period. The 40 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, as compared to the existing portfolio, existing loans modifying to lower rates, and higher yielding loans prepaying. The 14 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. Excluding prepayment penalty income from loans, the yield on total loans, net, would have decreased 41 basis points to 4.31% for the nine months ended September 30, 2015 from 4.72% for the nine months ended September 30, 2014, while the yield on total securities decreased 16 basis points to 2.50% for the nine months ended September 30, 2015 from 2.66% for the nine months ended September 30, 2014.

Excluding the $5.2 million prepayment penalty on borrowings during the nine months ended September 30, 2014, the 13 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to decreases of 37 basis points and 24 basis points in the cost of certificates of deposit and borrowed funds, respectively. The decrease in the cost of certificates of deposit and borrowed funds was primarily due to maturing issuances being replaced at lower rates. These decreases were partially offset by increases of 25 basis points and 13 basis points in the cost of savings and money market accounts, respectively, for the nine months ended September 30, 2015 from the comparable prior year period. The cost of savings accounts increased as we increased the rate we pay on some of our savings products to attract additional deposits. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, which will allow us to invest these funds in higher yielding assets. Additionally, the cost of interest-bearing liabilities was negatively affected by increases of $169.2 million and $81.3 million in the average balance of higher costing certificates of deposit and borrowed funds, respectively, during the nine months ended September 30, 2015, which was partially offset by an increase of $150.6 million in the average balance of lower costing core deposits during the nine months ended September 30, 2015 to $2,060.1 million from $1,909.5 million for the comparable prior year period.

The benefit for loan losses for the nine months ended September 30, 2015 was $1.6 million, a decrease of $1.2 million, or 42.7%, from a benefit of $2.8 million during the comparable prior year period. The benefit recorded during the nine months ended September 30, 2015 was primarily due to the continued improvement in credit conditions and an improvement in the impact of the qualitative factors used in the calculation of the allowance for loan losses. During the nine months ended September 30, 2015, non-accrual loans decreased $5.6 million to $26.3 million from $31.9 million at December 31, 2014 and net charge-offs continued to be minimal at $0.5 million, or two basis points of average loans, for the nine months ended September 30, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 44.6% at September 30, 2015. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $1.6 million for the nine months ended September 30, 2015.

Non-interest income for the nine months ended September 30, 2015 was $13.6 million, an increase of $2.8 million, or 25.5%, from $10.8 million for the nine months ended September 30, 2014. The increase in non-interest income was primarily due to increases of $6.5 million in net gains on sale of buildings, as we sold and leased back our Brooklyn branch buildings, $0.4 million in net gains on sale of loans and $0.4 million in investment products. Additionally, non-interest income increased due to a decrease of $0.6 million in net losses from fair value adjustments. These increases to non-interest income were partially offset by a decrease of $5.0 million in net gains on sale of securities, primarily due to the prior year comparable period including a gain on sale of securities totaling $5.2 million, as part of a balance sheet deleveraging.

Non-interest expense was $73.9 million for the nine months ended September 30, 2015, an increase of $9.7 million, or 15.2%, from $64.2 million for the nine months ended September 30, 2014. The increase in non-interest expense was primarily due to increases of $3.8 million in salaries and benefits, $2.7 million in other operating expense and $1.8 million in occupancy and equipment expense. The increase in salaries and benefits was primarily due to annual salary increases, increases in staffing in the technology, risk/compliance and retail departments, as well as an increase in restricted stock expense. The increase in other operating expense was primarily due to $0.3 million in ATM fraud losses recorded in the first quarter of 2015, $0.7 million in expenses related to the move of our corporate headquarters $1.0 million in expenses related to the growth of the Bank and an increase of $0.7 million in net losses from the sale of OREO. The growth in occupancy and equipment expense was primarily due to $0.2 million recorded in the first quarter of 2015 for temporary staff for additional security to guard against further ATM fraud losses, increases in rent expense of $1.1 million for our new corporate headquarters and new branch at the same location and $0.4 million from additional space in Manhattan for Business Bankers and a new branch location, which opened in September 2015. Additionally, during the current period the Bank also experienced increases of $0.7 million in professional services, primarily due to costs related to enhancing our compliance program and $0.4 million, $0.3 million and $0.2 million in depreciation and amortization expense, data processing expense and FDIC insurance expense, respectively, due to the growth of the Bank, partially offset by a decrease of $0.2 million in OREO foreclosure expense. The efficiency ratio increased to 59.5% for the nine months ended September 30, 2015 from 54.5% for the nine months ended September 30, 2014, primarily due to the increased expenses discussed above.

The provision for income taxes for the nine months ended September 30, 2015 was $21.7 million, an increase of $0.1 million, or 0.7%, from $21.6 million for the comparable prior year period. The increase was primarily due to an increase of $1.5 million in income before income taxes, partially offset by a decrease in the effective tax rate to 38.6% for the nine months ended September 30, 2015 from 39.4% for the nine months ended September 30, 2014. The decrease in the effective tax rate was primarily due to the prior year being affected by changes in New York State tax code passed on March 31, 2014, which resulted in a reduction in the Company's deferred tax assets and a corresponding increase in tax expense during the nine months ended September 30, 2014.

Balance Sheet Summary – At September 30, 2015

Total assets at September 30, 2015 were $5,502.1 million, an increase of $425.1 million, or 8.4%, from $5,077.0 million at December 31, 2014. Total loans, net increased $392.7 million, or 10.4%, during the nine months ended September 30, 2015 to $4,178.0 million from $3,785.3 million at December 31, 2014. Loan originations and purchases were $837.9 million for the nine months ended September 30, 2015, an increase of $200.5 million from $637.3 million for the nine months ended September 30, 2014. During the nine months ended September 30, 2015, we continued to focus on the origination of multi-family residential, commercial real estate and commercial business loans with a full relationship. The loan pipeline remained strong, totaling $381.9 million at September 30, 2015 compared to $295.9 million at December 31, 2014.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $90.3 million and $10.9 million for the three months ended September 30, 2015 and 2014, respectively. Loan purchases were $216.3 million and $55.1 million for the nine months ended September 30, 2015 and 2014, respectively.

	For the three months		For the nine months
	ended September 30,		ended September 30,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$ 91,306	$ 79,753	$ 268,481	$ 244,762
Commercial real estate	151,358	68,875	295,084	100,496
One-to-four family – mixed-use property	20,008	13,938	44,905	32,366
One-to-four family – residential	12,618	5,426	34,696	20,930
Co-operative apartments	1,915	--	2,365	--
Construction	1,999	404	3,386	1,401
Small Business Administration	2,232	499	8,713	1,077
Taxi Medallion	--	893	--	14,431
Commercial business and other	53,028	78,382	180,239	221,880
Total	$ 334,464	$ 248,170	$ 837,869	$ 637,343

The average rate on mortgage loan originations and purchases was 3.58% for the three months ended September 30, 2015 and 2014. The average rate on non-mortgage loan originations and purchases was 3.43% and 2.89% for the three months ended September 30, 2015 and 2014, respectively. The average rate on total loan originations and purchases was 3.56% and 3.36% for the three months ended September 30, 2015 and 2014, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the third quarter of 2015 had an average loan-to-value ratio of 56.3% and an average debt coverage ratio of 177%.

The Bank experienced improvement in its non-accrual loans during the three months ended September 30, 2015, and had net recoveries totaling $0.3 million during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank restructures certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2015	2015	2014
Accrual Status:
Multi-family residential	$ 2,644	$ 2,657	$ 3,034
Commercial real estate	2,349	2,356	2,373
One-to-four family - mixed-use property	2,347	2,358	2,381
One-to-four family - residential	346	349	354
Small business administration	37	39	--
Commercial business and other	2,125	2,167	2,249

Total performing troubled debt restructured	$ 9,848	$ 9,926	$ 10,391

During the nine months ended September 30, 2015, one multi-family TDR loan of $0.4 million was transferred to non-performing status, which resulted in this loan being included in non-performing loans.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including loans held for sale, at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2015	2015	2014
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 516	$ --	$ 676
Commercial real estate	253	416	820
One-to-four family - mixed-use property	1,293	353	405
One-to-four family - residential	13	13	14
Commercial business and other	222	315	386
Total	2,297	1,097	2,301

Non-accrual loans:
Multi-family residential	4,686	6,352	6,878
Commercial real estate	2,407	2,694	5,689
One-to-four family - mixed-use property	5,446	6,238	6,936
One-to-four family - residential	10,441	11,329	11,244
Small business administration	234	170	--
Commercial business and other	3,089	679	1,143
Total	26,303	27,462	31,890

Total non-performing loans	28,600	28,559	34,191

Other non-performing assets:
Real estate acquired through foreclosure	4,855	4,255	6,326
Total	4,855	4,255	6,326

Total non-performing assets	$ 33,455	$ 32,814	$ 40,517

Included in loans over 90 days past due and still accruing were nine loans totaling $2.3 million, eight loans totaling $1.1 million and 10 loans totaling $2.3 million at September 30, 2015, June 30, 2015 and December 31, 2014, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the loans maturity or repay these loans.

Included in non-performing loans was one loan totaling $0.4 million at September 30, 2015 which was restructured as TDR and not performing in accordance with its restructured terms, compared to two loans totaling $0.5 million at June 30, 2015 and two loans totaling $2.4 million at December 31, 2014.

The Bank's non-performing assets totaled $33.5 million at September 30, 2015, an increase of $0.6 million from $32.8 million at June 30, 2015, but a decrease of $7.1 million from $40.5 million at December 31, 2014.

Total non-performing assets as a percentage of total assets were 0.61% at September 30, 2015 and June 30, 2015, compared to 0.80% at December 31, 2014. The ratio of allowance for loan losses to total non-performing loans was 80.3% at September 30, 2015, compared to 80.8% at June 30, 2015 and 73.4% at December 31, 2014.

During the three months ended September 30, 2015, 12 loans totaling $4.4 million were added to non-accrual loans, six loans totaling $1.0 million were returned to performing status, 10 loans totaling $2.5 million were paid in full, four loans totaling $1.0 million were sold, and one loan totaling $0.8 million was transferred to other real estate owned.

Performing loans delinquent 60 to 89 days were $3.2 million at September 30, 2015, an increase of $1.5 million from $1.6 million at June 30, 2015, but a decrease of $4.7 million from $7.9 million at December 31, 2014. Performing loans delinquent 30 to 59 days were $23.1 million at September 30, 2015, an increase of $6.3 million from $16.8 million at June 30, 2015 but a decrease of $2.1 million from $25.1 million at December 31, 2014.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands)	2015	2014	2015	2014
Multi-family residential	$ 54	$ 409	$ 240	$ 942
Commercial real estate	(100)	122	(136)	(174)
One-to-four family – mixed-use property	73	(149)	498	(26)
One-to-four family – residential	(300)	(86)	(130)	(172)
Co-operative apartments	--	--	--	(7)
Small Business Administration	4	(15)	(23)	(27)
Commercial business and other	10	(8)	54	67
Total net loan charge-offs (recoveries)	$ (259)	$ 273	$ 503	$ 603

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the nine months ended September 30, 2015, the Bank sold 11 non-performing loans for proceeds totaling $3.8 million, realizing a gain on sale of $63,000 and net recoveries at the time of sale totaling $0.1 million. Additionally, during the nine months ended September 30, 2015, the Bank sold eight performing loans at carrying value for total proceeds of $6.6 million.

During the nine months ended September 30, 2015, mortgage-backed securities decreased $14.9 million, or 2.1%, to $690.0 million from $704.9 million at December 31, 2014. The decrease in mortgage-backed securities during the nine months ended September 30, 2015 was primarily due to sales of $103.1 million and principal repayments of $75.7 million, which was partially offset by purchases of $159.8 million at an average yield of 2.63% and an increase of $6.3 million in the fair value of mortgage-backed securities.

During the nine months ended September 30, 2015, other securities, including securities held-to-maturity, increased $56.3 million, or 21.0%, to $324.7 million from $268.4 million at December 31, 2014. The increase in other securities during the nine months ended September 30, 2015 was primarily due to purchases of $134.7 million at an average yield of 3.33%, which was partially offset by sales, maturities, principal repayments and a decrease in the fair value of other securities totaling $59.9 million, $9.0 million, $8.0 million, and $1.3 million, respectively. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds, collateralized loan obligations and corporate bonds.

Total liabilities were $5,030.9 million at September 30, 2015, an increase of $410.1 million, or 8.9%, from $4,620.8 million at December 31, 2014. During the nine months ended September 30, 2015, due to depositors increased $209.8 million, or 6.0%, to $3,682.7 million, due to increases of $128.7 million in core deposits and $81.1 million in certificates of deposit. The increase in core deposits was due to increases of $148.2 million and $1.4 million in money market and demand accounts, respectively, partially offset by decreases of $20.3 million and $0.5 million in NOW and savings accounts, respectively. Borrowed funds increased $180.1 million during the nine months ended September 30, 2015. The increase in borrowed funds was primarily due to the addition of $225.0 million in long-term borrowing at an average cost of 1.29% and a net increase in short-term borrowings totaling $45.0 million at an average cost of 0.34%, partially offset by the maturity of $90.0 million in long-term borrowings at an average cost of 0.94%.

Total stockholders' equity increased $14.9 million, or 3.3%, to $471.2 million at September 30, 2015 from $456.2 million at December 31, 2014. Stockholders' equity increased primarily due to net income of $34.6 million, an increase in additional paid in capital of $3.5 million from the vesting and exercising of shares of employee and director stock plans, and an increase of $3.2 million in accumulated other comprehensive income primarily due to an increase in the fair value of the securities portfolio for the nine months ended September 30, 2015. These increases were partially offset by the purchase of 735,599 treasury shares, at an average price of $19.51 per share, for a total cost of $14.4 million and the declaration and payment of dividends on the Company's common stock of $0.48 per common share totaling $14.0 million. Book value per common share was $16.34 at September 30, 2015 compared to $15.52 at December 31, 2014. Tangible book value per common share, a non-GAAP measure, was $15.80 at September 30, 2015 compared to $14.98 at December 31, 2014.

During the quarter ended September 30, 2015, the Company repurchased 100,400 shares of the Company's common stock at an average cost of $19.64 per share. At September 30, 2015, 899,600 shares may still be repurchased under the currently authorized stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by subtracting, net of tax, the net gain on the sale of buildings and the net gain on the sale of securities, and by adding back or subtracting, net of tax, the net gain or loss recorded from fair value adjustments and prepayment penalties incurred on borrowings.

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2015	2014	2015	2015	2014
	(dollars in thousands, except per share data)

GAAP income before income taxes	$ 17,669	$ 18,261	$ 24,355	$ 56,303	$ 54,767

Net (gain) loss from fair value adjustments	1,094	474	(768)	921	1,520
Net gain on sale of securities	(103)	(5,216)	(64)	(167)	(5,216)
Penalty from prepayment of borrowings	--	5,187	--	--	5,187
Net gain on sale of buildings	--	--	(6,537)	(6,537)	--

Core income before taxes	18,660	18,706	16,986	50,520	56,258

Provision for income taxes for core income	7,087	7,251	6,359	19,247	22,225

Core net income	$ 11,573	$ 11,455	$ 10,627	$ 31,273	$ 34,033

GAAP diluted earnings per common share	$ 0.38	$ 0.38	$ 0.51	$ 1.18	$ 1.11

Net (gain) loss from fair value adjustments, net of tax	0.02	0.01	(0.01)	0.02	0.03
Net gain on sale of securities, net of tax	--	(0.10)	--	--	(0.10)
Penalty from prepayment of borrowings, net of tax	--	0.10	--	--	0.10
Net gain on sale of buildings, net of tax	--	--	(0.13)	(0.13)	--

Core diluted earnings per common share*	$ 0.40	$ 0.38	$ 0.36	$ 1.07	$ 1.14

Core net income, as calculated above	$ 11,573	$ 11,455	$ 10,627	$ 31,273	$ 34,033
Average assets	5,427,619	4,859,717	5,309,463	5,291,093	4,810,578
Average equity	464,180	454,580	465,618	463,316	449,097
Core return on average assets**	0.85%	0.94%	0.80%	0.79%	0.94%
Core return on average equity**	9.97%	10.08%	9.13%	9.00%	10.10%

* Core diluted earnings per common share may not foot due to rounding.
** Ratios for the three and nine months ended September 30, 2015 and 2014 and for the three months ended June 30, 2015 are calculated on an annualized basis.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$ 34,474	$ 34,265
Securities held-to-maturity:
Other securities	6,220	--
Securities available for sale:
Mortgage-backed securities	690,044	704,933
Other securities	318,501	268,377
Loans:
Multi-family residential	2,043,740	1,923,460
Commercial real estate	857,806	621,569
One-to-four family ― mixed-use property	568,401	573,779
One-to-four family ― residential	191,430	187,572
Co-operative apartments	9,122	9,835
Construction	5,671	5,286
Small Business Administration	10,540	7,134
Taxi medallion	21,025	22,519
Commercial business and other	479,085	447,500
Net unamortized premiums and unearned loan fees	14,129	11,719
Allowance for loan losses	(22,973)	(25,096)
Net loans	4,177,976	3,785,277
Interest and dividends receivable	18,365	17,251
Bank premises and equipment, net	25,517	21,868
Federal Home Loan Bank of New York stock	53,391	46,924
Bank owned life insurance	114,813	112,656
Goodwill	16,127	16,127
Other assets	46,647	69,335
Total assets	$ 5,502,075	$ 5,077,013

LIABILITIES
Due to depositors:
Non-interest bearing	$ 257,196	$ 255,834
Interest-bearing:
Certificate of deposit accounts	1,386,945	1,305,823
Savings accounts	261,400	261,942
Money market accounts	438,457	290,263
NOW accounts	1,338,715	1,359,057
Total interest-bearing deposits	3,425,517	3,217,085
Mortgagors' escrow deposits	44,700	35,679
Borrowed funds	1,236,577	1,056,492
Other liabilities	66,895	55,676
Total liabilities	5,030,885	4,620,766

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at September 30, 2015 and December 31, 2014; 28,830,210 shares and 29,403,823 shares outstanding at September 30, 2015 and December 31, 2014, respectively)	315	315
Additional paid-in capital	209,936	206,437
Treasury stock (2,700,385 shares and 2,126,772 shares at September 30, 2015 and December 31, 2014, respectively)	(48,873)	(37,221)
Retained earnings	309,516	289,623
Accumulated other comprehensive income (loss), net of taxes	296	(2,907)
Total stockholders' equity	471,190	456,247

Total liabilities and stockholders' equity	$ 5,502,075	$ 5,077,013

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014

Interest and dividend income
Interest and fees on loans	$ 45,243	$ 42,668	$ 132,861	$ 127,277
Interest and dividends on securities:
Interest	6,508	6,309	18,366	20,051
Dividends	119	190	355	574
Other interest income	43	10	96	55
Total interest and dividend income	51,913	49,177	151,678	147,957

Interest expense
Deposits	7,701	7,336	22,596	22,724
Other interest expense	4,902	9,884	14,078	19,960
Total interest expense	12,603	17,220	36,674	42,684

Net interest income	39,310	31,957	115,004	105,273
Benefit for loan losses	(370)	(618)	(1,620)	(2,829)
Net interest income after benefit for loan losses	39,680	32,575	116,624	108,102

Non-interest income
Banking services fee income	778	748	2,560	2,324
Net gain on sale of securities	103	5,216	167	5,216
Net gain on sale of loans	306	--	355	--
Net gain on sale of buildings	--	--	6,537	--
Net loss from fair value adjustments	(1,094)	(474)	(921)	(1,520)
Federal Home Loan Bank of New York stock dividends	480	463	1,455	1,444
Bank owned life insurance	725	762	2,157	2,293
Other income	399	408	1,264	1,062
Total non-interest income	1,697	7,123	13,574	10,819

Non-interest expense
Salaries and employee benefits	12,648	12,164	40,471	36,686
Occupancy and equipment	2,443	2,007	7,791	5,961
Professional services	1,907	1,601	5,036	4,338
FDIC deposit insurance	817	771	2,377	2,141
Data processing	1,178	1,021	3,425	3,131
Depreciation and amortization	993	690	2,528	2,122
Other real estate owned/foreclosure expense	110	372	717	907
Other operating expenses	3,612	2,811	11,550	8,868
Total non-interest expense	23,708	21,437	73,895	64,154

Income before income taxes	17,669	18,261	56,303	54,767

Provision for income taxes
Federal	5,375	5,240	16,782	15,511
State and local	1,286	1,820	4,946	6,074
Total taxes	6,661	7,060	21,728	21,585

Net income	$ 11,008	$ 11,201	$ 34,575	$ 33,182

Basic earnings per common share	$ 0.38	$ 0.38	$ 1.18	$ 1.11
Diluted earnings per common share	$ 0.38	$ 0.38	$ 1.18	$ 1.11
Dividends per common share	$ 0.16	$ 0.15	$ 0.48	$ 0.45

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014
Per Share Data
Basic earnings per share	$ 0.38	$ 0.38	$ 1.18	$ 1.11
Diluted earnings per share	$ 0.38	$ 0.38	$ 1.18	$ 1.11
Average number of shares outstanding for:
Basic earnings per common share computation	28,926,736	29,771,979	29,188,269	29,937,742
Diluted earnings per common share computation	28,946,497	29,796,325	29,209,369	29,968,361
Book value per common share (1)	$16.34	$15.26	$16.34	$15.26
Tangible book value per common share (2)	$15.80	$14.73	$15.80	$14.73

Average Balances
Total loans, net	$ 4,069,650	$ 3,566,358	$ 3,967,239	$ 3,481,844
Total interest-earning assets	5,151,015	4,607,036	5,016,511	4,557,656
Total assets	5,427,619	4,859,717	5,291,093	4,810,578
Total due to depositors	3,473,264	3,121,175	3,403,654	3,083,870
Total interest-bearing liabilities	4,643,161	4,150,065	4,526,227	4,120,690
Stockholders' equity	464,180	454,580	463,316	449,097
Performance Ratios (3)
Return on average assets	0.81%	0.92%	0.87%	0.92%
Return on average equity	9.49	9.86	9.95	9.85
Yield on average interest-earning assets	4.03	4.27	4.03	4.33
Cost of average interest-bearing liabilities	1.09	1.66	1.08	1.38
Interest rate spread during period	2.94	2.61	2.95	2.95
Net interest margin	3.05	2.77	3.06	3.08
Core cost of average interest-bearing liabilities (4)	1.09	1.16	1.08	1.21
Core interest rate spread during period (4)	2.94	3.11	2.95	3.12
Core net interest margin (4)	3.05	3.22	3.06	3.23
Non-interest expense to average assets	1.75	1.76	1.86	1.78
Efficiency ratio (5)	56.18	54.06	59.46	54.51
Average interest-earning assets to average interest-bearing liabilities	1.11 X	1.11 X	1.11 X	1.11 X

(1) Calculated by dividing common stockholders' equity of $471.2 million and $452.4 million at September 30, 2015 and 2014, respectively, by 28,830,210 and 29,646,862 shares outstanding at September 30, 2015 and 2014, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $455.5 million and $436.7 million at September 30, 2015 and 2014, respectively, by 28,830,210 and 29,646,862 shares outstanding at September 30, 2015 and 2014, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill, net of deferred taxes).
(3) Ratios for the three and nine months ended September 30, 2015 and 2014 are presented on an annualized basis.
(4) These Core measures are non-GAAP and exclude the prepayment penalty on borrowings of $5.2 million recorded during the three and nine months ended September 30, 2014. There was no prepayment penalty on borrowings for the three and nine months ended September 30, 2015.
(5) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income and non-interest income (excluding net gains and losses from fair value adjustments, sale of buildings and sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the nine	At or for the year
	months ended	ended
	September 30, 2015	December 31, 2014

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Tier 1 leverage capital (well capitalized = 5%)	8.93%	9.62%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.01	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.74	13.87
Total risk-based capital (well capitalized = 10.0%)	13.34	14.61

Regulatory capital ratios (for Flushing Bank only):
Tier 1 leverage capital (well capitalized = 5%)	9.02%	9.63%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.86	n/a
Tier 1 risk-based capital (well capitalized = 8.0%)	12.86	13.87
Total risk-based capital (well capitalized = 10.0%)	13.47	14.60

Capital ratios:
Average equity to average assets	8.76%	9.31%
Equity to total assets	8.56	8.99
Tangible common equity to tangible assets	8.30	8.70

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$26,303	$31,890
Non-performing loans	28,600	34,191
Non-performing assets	33,455	40,517
Net charge-offs	503	659

Asset quality ratios:
Non-performing loans to gross loans	0.68%	0.90%
Non-performing assets to total assets	0.61	0.80
Allowance for loan losses to gross loans	0.55	0.66
Allowance for loan losses to non-performing assets	68.67	61.94
Allowance for loan losses to non-performing loans	80.32	73.40

Full-service customer facilities	19	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended September 30,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,561,262	$ 40,754	4.58%	$ 3,101,682	38,440	4.96%
Other loans, net (1)	508,388	4,489	3.53	464,676	4,228	3.64
Total loans, net	4,069,650	45,243	4.45	3,566,358	42,668	4.79
Mortgage-backed securities	692,777	4,307	2.49	727,935	4,761	2.62
Other securities	312,115	2,320	2.97	286,789	1,738	2.42
Total securities	1,004,892	6,627	2.64	1,014,724	6,499	2.56
Interest-earning deposits and federal funds sold	76,473	43	0.22	25,954	10	0.15
Total interest-earning assets	5,151,015	51,913	4.03	4,607,036	49,177	4.27
Other assets	276,604			252,681
Total assets	$ 5,427,619			$ 4,859,717

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 262,535	297	0.45	$ 253,623	123	0.19
NOW accounts	1,398,358	1,646	0.47	1,329,329	1,464	0.44
Money market accounts	420,860	455	0.43	279,528	208	0.30
Certificate of deposit accounts	1,391,511	5,276	1.52	1,258,695	5,492	1.75
Total due to depositors	3,473,264	7,674	0.88	3,121,175	7,287	0.93
Mortgagors' escrow accounts	44,606	27	0.24	41,510	49	0.47
Total deposits	3,517,870	7,701	0.88	3,162,685	7,336	0.93
Borrowed funds	1,125,291	4,902	1.74	987,380	9,884	4.00
Total interest-bearing liabilities	4,643,161	12,603	1.09	4,150,065	17,220	1.66
Non interest-bearing deposits	254,435			213,715
Other liabilities	65,843			41,357
Total liabilities	4,963,439			4,405,137
Equity	464,180			454,580
Total liabilities and equity	$ 5,427,619			$ 4,859,717

Net interest income / net interest rate spread		$ 39,310	2.94%		$ 31,957	2.61%

Net interest-earning assets / net interest margin	$ 507,854		3.05%	$ 456,971		2.77%

Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.11 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.4 million and $1.3 million for the three months ended September 30, 2015 and 2014, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the nine months ended September 30,
	2015			2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,466,085	$ 119,931	4.61%	$ 3,044,350	115,352	5.05%
Other loans, net (1)	501,154	12,930	3.44	437,494	11,925	3.63
Total loans, net	3,967,239	132,861	4.47	3,481,844	127,277	4.87
Mortgage-backed securities	700,563	13,028	2.48	755,620	15,471	2.73
Other securities	288,682	5,693	2.63	280,075	5,154	2.45
Total securities	989,245	18,721	2.52	1,035,695	20,625	2.66
Interest-earning deposits and federal funds sold	60,028	96	0.21	40,117	55	0.18
Total interest-earning assets	5,016,512	151,678	4.03	4,557,656	147,957	4.33
Other assets	274,581			252,922
Total assets	$ 5,291,093			$ 4,810,578

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 265,831	852	0.43	$ 258,621	358	0.18
NOW accounts	1,441,598	4,847	0.45	1,419,463	4,743	0.45
Money market accounts	352,639	1,015	0.38	231,426	441	0.25
Certificate of deposit accounts	1,343,588	15,809	1.57	1,174,360	17,088	1.94
Total due to depositors	3,403,656	22,523	0.88	3,083,870	22,630	0.98
Mortgagors' escrow accounts	51,772	73	0.19	47,333	94	0.26
Total deposits	3,455,428	22,596	0.87	3,131,203	22,724	0.97
Borrowed funds	1,070,801	14,078	1.75	989,487	19,960	2.69
Total interest-bearing liabilities	4,526,229	36,674	1.08	4,120,690	42,684	1.38
Non interest-bearing deposits	243,693			202,159
Other liabilities	57,855			38,632
Total liabilities	4,827,777			4,361,481
Equity	463,316			449,097
Total liabilities and equity	$ 5,291,093			$ 4,810,578

Net interest income / net interest rate spread		$ 115,004	2.95%		$ 105,273	2.95%

Net interest-earning assets / net interest margin	$ 490,283		3.06%	$ 436,966		3.08%

Ratio of interest-earning assets to interest-bearing liabilities			1.11 X			1.11 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.2 million and $3.5 million for the nine months ended September 30, 2015 and 2014, respectively.
CONTACT: David Fry
         Senior Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400